UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2018

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 West 38th Street, 10th Floor

New York, NY 10018

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

315 Madison Avenue, 4th Floor

New York, New York 10017

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

SELLAS Life Sciences Group, Inc. (the “Company”) is filing this information for the sole purpose of confirming the Company’s compliance with the continued listing standards of the Nasdaq Stock Market (“Nasdaq”). The Company has not received any correspondence from Nasdaq that it is not in compliance with any applicable Nasdaq listing rules.

On July 16, 2018, as previously announced, the Company consummated an underwritten public offering (the “Offering”) of 6,845,000 shares of common stock, 4,675,000 pre-funded warrants exercisable for shares of common stock and accompanying common stock warrants to purchase an aggregate of 11,520,000 shares of common stock. The Company received net proceeds from the Offering of approximately $21.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.

As of the date of this Current Report on Form 8-K and as a result of the consummation of the Offering, the Company believes that it is in compliance with Nasdaq Listing Rule 5550(b)(1) because the Company’s stockholders’ equity is greater than $2,500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Dated: August 6, 2018

	By:	/s/ Barbara A. Wood
Barbara A. Wood
General Counsel and Executive Vice President